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                                                                  EXHIBIT 10.2.2

                                  ATTACHMENT A

                               STATEMENT OF WORK
                                    (NO. 1)

INTRODUCTION.

This Statement of Work (SOW) Number 1 outlines the activities to be performed by ChoicePoint Public Records Inc. ("ChoicePoint") for Edentify, Inc. ("Edentify") in support of the Master Services Agreement dated as of October 24, 2006 (the "Agreement"). This Statement of Work proposes the scope of the engagement, activities and engagement approach. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

1. DEFINITIONS.

The following terms shall have the meanings set forth below when used in this
SOW:

1.1 "ASSESSMENT SERVER(s)" means one or more servers owned by ChoicePoint and maintained within the ChoicePoint Data Center, which may have the Edentify Assessment Module and the Edentify Key Generation Module installed, and with which ChoicePoint shall support Edentify with the Keying and Identity Assessment Processing. The Assessment Server(s) shall be high-performance Intel-based computer(s) as described in Appendix B hereto.

1.2 "CHOICEPOINT DATABASES" or "CHOICEPOINT DATA" means the defined data files for extract to the Edentify Reference Database, specifically, data aggregated from the contractually allowable and agreed-upon Social Security Number-based data sources as outlined by the "Scope of ChoicePoint Data Sources" found in Appendix A hereto. From time to time, ChoicePoint may add or change data sources by giving Edentify advance written notice of same.

1.3 "CHOICEPOINT DATA CENTER" means a data center location operated and controlled by ChoicePoint to provide the services contemplated pursuant to this SOW.

1.4 "CONFIRMING MATCH" means a Reference Record which is scored by the Identity Assessment Processing as an acceptable variation of a given Input Record.

1.5 "EDENTIFY ASSESSMENT MODULE" means Edentify's proprietary algorithms and all third party software required for Identity Assessment Processing.

1.6 "EDENTIFY DATABASE SERVER" means a server, owned by ChoicePoint and housed within the ChoicePoint Data Center, which shall be used to store the Edentify Reference Database.

1.7 "EDENTIFY EMPLOYEE(S)" means those individuals employed by Edentify as full-time personnel.

1.8 "EDENTIFY KEY" means the unique identifier created by the Keying process.


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1.9 "EDENTIFY KEY GENERATION MODULE" means Edentify's proprietary algorithm for
Keying.

1.10 "EDENTIFY PRODUCTS" means those products or services offered by Edentify that are derived from or incorporate any aspects of (a) the Identity Assessment Processing or (b) the Edentify Key Generation and Update Services (each of the foregoing being defined in Section 2.1 hereof) performed pursuant to this Agreement; provided, that Edentify Products shall not include any ChoicePoint Data.

1.11 "EDENTIFY REFERENCE DATABASE" means the database contained in the Edentify Database Server and which stores the Edentify Keys derived from the defined ChoicePoint Data sources and corresponding Reference Records.

1.12 "EFFECTIVE DATE" means the date in which this SOW document is agreed as part of the Agreement.

1.13 "IDENTITY ASSESSMENT PROCESSING" means the processing, as set forth in this SOW, of Edentify Keys contained in the Edentify Reference Database against Input Records using the Edentify Assessment Module for the Rating of Input Records.

1.14 "IMPLEMENTATION DATE" means the date in which all required implementation efforts are completed to allow for Edentify processing services to be available for its clients.

1.15 "INPUT RECORDS" means the SSN/Name Pairings provided by Edentify that have been derived from Edentify's customer's records, and which shall be input into the Assessment Server(s) for Identity Assessment Processing. Input Records must contain SSN/Name Pairings directly extracted from the records of Edentify's customers, not permutations or variations thereof.

1.16 "KEYING" (OR "KEYED") means generation of identifiers, using the Edentify Key Generation Module, that describes the contents of the Reference Record.

1.17 "POSSIBLE" OR "POSSIBLES" means all Confirming and Suspect Matches of an Input Record to one or more Reference Records from the Edentify Reference Database.

1.18 "RATING" refers to a step in the Identity Assessment Processing in which the set of Possibles (each with an assigned Score) observed relative to each Input Record are evaluated and assigned to categories of risk indicators to that Input Record. The Rating process may be unique to each client or transaction type and is incorporated into the reporting template.

1.19 "REFERENCE RECORD(s)" means the set of records, after extraction from the ChoicePoint Data, associated with corresponding Edentify Keys derived from the Edentify Reference Database, each of which is to include: (i) Social Security Number; (ii) Full Name; (iii) number of occurrences of the SSN/Name Pairing in the Edentify Reference Database; (iv) the source of the SSN/Name Pairing; (v) the date that the first occurrence of such SSN/Name Pairing was established with ChoicePoint or its data provider; and (vi) the last date such SSN/Name Pairing was established, confirmed or updated with ChoicePoint or its data provider. From three to five Edentify Keys may be generated for each record from the Edentify Reference Database.


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1.20 "SCORE" means a numerical attribute assigned to each similar Reference
Record during the first stage of the Identity Assessment Processing reflecting that Reference Record's similarity to the Input Record. The resulting Score is used to determine the Possibles.

1.21 "SYSTEM" means the entire data extract and hosting services solution, including server hardware, operating system software (excluding the Edentify Key Generation Module provided by Edentify), and data center needs necessary for the development, implementation and maintenance of the Edentify Database Server, Assessment Server(s), and Edentify Reference Database, as outlined in the Network/Hardware Requirements Diagram & Server Hardware List in Appendix B.

1.22 "SSN/NAME PAIRING" means a unique coupling of a social security number and a full name that either Party obtains from a data source.

1.23 "SUSPECT MATCH" means an Input Record which has a corresponding SSN/Name Pairing in the ChoicePoint Databases relative to an Input Record which is Scored by the Identity Assessment Processing as an unacceptable variation of the Input Record and which is flagged by the Identity Assessment Processing as a potential subject of manipulation.

2. SCOPE OF WORK.

Development

2.1 ChoicePoint shall develop an implementation work plan to fit the schedule outlined in Section 2.2 below, subject to input and review by Edentify. ChoicePoint and Edentify will work together to develop and sign mutually-agreed written case-based testing protocols for the following milestones:

     (1) Edentify approval of hardware / software received and installed in accordance with specifications and diagram on Appendix B;

     (2) Edentify approval of sample extract provided for Identity Assessment Processing within Reference Database;

     (3)  Edentify approval of initial production data load processing; and

     (4)  Edentify approval of ongoing data update processing.

The following high level development work breakdown structure shall apply:

     Infrastructure
                        Acquire HW/SW
                        Build Environment

     Data Build Stage
                        Extract from Prod
                        Analysis/Design
                        Raw to Common Development
                        Cleaning & Aggreg Development
                        Testing
                        Raw to Common Processing
                        Aggregate and Cleansing Processing
                        Load


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                        User Acceptance Testing

     Update Stage
                        Delta Process Development
                        Testing
                        Production Automation

2.2 The estimated duration for the project phases of this engagement are listed below. ChoicePoint will determine the overall development schedule based upon the dependencies between the project teams.

     Phases 1 - 2: Including Credit Bureau and CP Proprietary Data 17 weeks Phase 3: Final Production Environment Build & Edentify
        testing/review                                                2 weeks
     Phase 4: Addition of Bankruptcy, Drivers License, Bankruptcy,
        Lien, and Judgment files.                                     3 weeks

          Note: Durations follow in time sequence immediately after the Effective Date of the Agreement.

The parties acknowledge that the foregoing schedule is merely an estimate. In the event that Edentify or ChoicePoint fails to perform any obligations hereunder or causes any other delays, the foregoing schedule shall be adjusted accordingly by mutual written agreement of the parties.

2.3 ChoicePoint shall perform the following System hosting services: ChoicePoint shall establish a data extract and hosting services solution for Edentify, providing for Edentify Products availability through the System defined above. The Edentify Database Server and Assessment Server(s) shall be housed within a secured ChoicePoint Data Center and shall only be accessible by ChoicePoint, its employees and agents, and Edentify Employees in accordance with Section 2.14 of this SOW. ChoicePoint shall apply data translation tasks including data cleansing required for load into Edentify Reference Database. ChoicePoint shall be responsible for the commercially reasonable maintenance of the Edentify Database Server throughout the Term of this SOW, including backup and recovery, replacing failed disk or hardware, and supporting Edentify in application of security and operating system patches. Each Assessment Server shall be connected via a high speed connection to the Edentify Database Server.

Initial System Acceptance

2.4 ChoicePoint and Edentify will jointly develop the testing plans and supporting test scripts for acceptance of the System. ChoicePoint shall review on at least a monthly basis with Edentify the project status and solicit documented feedback from Edentify regarding acceptance or identification of any issues. ChoicePoint may notify Edentify when ChoicePoint believes, in good faith, completion of development has occurred and the System should be accepted (hereinafter, "Completion"). Upon Completion of the services provided herein and the mutually agreed upon acceptance tests (as applicable), Edentify shall execute and deliver to ChoicePoint a Certificate of Acceptance, indicating its acceptance of the services and system, in a reasonably mutually agreeable form. If Edentify does not agree Completion has occurred, it shall generate in coordination with ChoicePoint, within three (3) business days, one final written "punchlist" of items to be completed in accordance with this SOW, specifying in reasonable detail which items in this SOW that ChoicePoint has not completed (the "Punchlist").


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ChoicePoint shall use its commercially reasonable efforts to complete the items on the Punchlist as soon as practical and certify such completion to Edentify in writing. Once the items on the Punchlist have been completed, without prompt written objection by Edentify and in accordance with the relevant provisions of this SOW, final acceptance shall have been deemed to have occurred and ChoicePoint shall be entitled to receive the Certificate of Acceptance and payment of the monthly fees shall then begin. If, however, at any time before final acceptance, Edentify is using the System to process transactions for Edentify customers or prospective customers, then ChoicePoint shall be entitled to receive payment of the monthly fees.

Acceptance of System Updates

2.5 ChoicePoint will provide, on a monthly basis, a data extract that will update the Edentify Reference Database, including any changes, additions or deletions to the ChoicePoint Data. ChoicePoint and Edentify will jointly develop, as promptly as reasonably possible in accordance with scheduled delivery dates pursuant to Edentify's agreements with customers as communicated to ChoicePoint in advance in writing, the testing plans and supporting test scripts for acceptance of updates to the System. In the event there are anticipated to be any delays to such schedule as a result of anything to the knowledge of ChoicePoint, ChoicePoint will promptly communicate those issues to Edentify and use commercially reasonable efforts to resolve same in cooperation with Edentify.

2.6 ChoicePoint shall review on at least a monthly basis with Edentify the status of updates and solicit documented feedback from Edentify regarding acceptance or identification of any issues. ChoicePoint will notify Edentify, in writing, when ChoicePoint believes, in good faith, completion of the update has occurred (hereinafter, "Update Completion"). Upon Update Completion and the mutually agreed upon acceptance tests (as applicable), Edentify shall execute and deliver to ChoicePoint a written document indicating its acceptance of the update services, in a reasonably mutually agreeable form. If Edentify does not agree Update Completion has occurred, it shall generate in coordination with ChoicePoint, within three (3) business days, one final written "punchlist" of items to be completed in accordance with this SOW, specifying in reasonable detail which items in this SOW that ChoicePoint has not completed (the "Update Punchlist"). ChoicePoint shall use its commercially reasonable efforts to complete the items on the Update Punchlist as soon as practical and certify such completion to Edentify in writing. Once the items on the Update Punchlist have been completed, without prompt written objection by Edentify and in accordance with the relevant provisions of this SOW, final acceptance of the Update Completion shall have been deemed to have occurred.

System Support

2.7 Following Completion (as determined and agreed to by both parties), ChoicePoint will design and implement a support process for maintaining Edentify customer communications and escalation (the "Support Process"), which shall be agreeable to Edentify and shall be implemented no later than seven (7) days following the delivery of the Certificate of Acceptance (as specified in Section
2.4 above). The Support Process shall also allow for the System to generate outbound SMTP messages by Edentify applications to Edentify customers, supervised visitation of authorized Edentify Employees to the ChoicePoint Data Center and call-in access to ChoicePoint for prompt reasonable assistance, when necessary, to assist in diagnosing problems when they occur. ChoicePoint will not provide end user support for Edentify customers. ChoicePoint will not be liable for Edentify customer complaints regarding performance or capability.


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2.8 ChoicePoint support staff, with technical skill, knowledge and experience appropriate to the issue raised, shall accept and respond to reasonable questions and issues from Edentify associated with the services described in this SOW. These include requests for assistance with:

     -    Data-related questions

     -    Functionality questions

     -    Other questions not related to the technical support services

     -    Communication problems

     -    Network issues

     -    Security issues

     -    System administration issues

2.9 Edentify shall designate and provide at least one technical contact who has adequate technical skills, knowledge and experience with the Products to act as a liaison between ChoicePoint technical support personnel and Edentify for all technical requests. ChoicePoint's technical support staff will determine the cause of the problem and coordinate the resolution with appropriate technology personnel of ChoicePoint and Edentify's technical contact. In the event that the technical staff are unable to resolve the problem or other dispute arises, the matter shall be elevated to the ChoicePoint account executive and Edentify management representative for resolution.

Ongoing System Provisions

2.10 ChoicePoint shall assist Edentify with developing a contingency plan as part of the implemented solution to address unexpected outage situations. Detailed disaster recovery planning and implementation of recovery sites and systems are outside the scope of this agreement. ChoicePoint will provide (a) nightly backup services to tape for transactional databases and (b) monthly data backup services to tape for extracts (prior to an update) and recovery from same as part of this SOW.


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2.11 At no time shall Edentify have access to the contents of the ChoicePoint
Databases. At no time shall Edentify have access to ChoicePoint-extracted SSN/Name/DOB/DL data, the Edentify Reference Database, or the Edentify Database Server, except where ChoicePoint-controlled and monitored access shall be provided to Edentify under Section 2.14 of this SOW for running the applications or to address troubleshooting the applications, loading data or updating the applications (i.e., through the Assessment Server, Edentify Database Server, or Edentify Reference Database), along with implementation, maintenance and support issues specifically to validate that Edentify Products, including Input Records and Score, are running properly. Edentify shall have a royalty-free right, title and license to all trends, statistics and know-how created or derived through the application of Edentify technology by Edentify pursuant to this SOW (but expressly excluding any ChoicePoint Data or ChoicePoint Databases).

2.12 From time to time, Edentify shall receive the right to provide, for demonstration purposes jointly with ChoicePoint, to those prospects or customers for which Edentify conducts an assessment (and that have permissible use), examples of manipulations of high-risk candidates. The number of aforementioned examples shall be less than twelve (12) candidates per prospect or customer that includes manipulation instances from the ChoicePoint Database.

In order to distribute this data, all Edentify prospects or customers who are existing ChoicePoint clients shall be confirmed as previously credentialed by ChoicePoint before receiving access to this data, which shall be provided directly from ChoicePoint to such credentialed client. All other Edentify prospects or customers who are not existing ChoicePoint clients shall be required to pass ChoicePoint credentialing procedures before receiving access to this data, which shall be provided directly from ChoicePoint to such credentialed client, and shall also sign a trial Subscriber Application and Service Agreement with ChoicePoint before receiving access to this data. This data shall be provided as part of Edentify's standard customer Assessment Report directly from ChoicePoint to such credentialed client. The parties shall promptly cooperate to develop the format of and procedure for the delivery of the Assessment Report containing this data to the Edentify prospective customers. The parties shall finalize same prior to the date of Completion. Nothing contained in this paragraph shall be deemed, however, to permit ChoicePoint to contravene Edentify's rights in respect of marketing and sales to such prospects as set forth in that certain Independent Sales Agent Agreement by and between ChoicePoint and Edentify, dated as of October 3, 2006.

2.13 At all times during the term of this SOW, ChoicePoint shall provide Edentify Employees with managed on-site access with up to two (2) restricted PC terminals, restricted laptop PCs provided by Edentify or Virtual Private Network
(VPN) access described below. The PC terminals, laptops and VPN access shall be subject to restrictions required by ChoicePoint and security policies and procedures to protect information. The PC terminals and laptops will not include (or shall disable) the following: floppy drives, USB ports, internet connectivity, or ChoicePoint network access. The PC terminals and laptops shall have a segregated method to access the Edentify Reference Database, Assessment Server, Edentify Assessment Module, Edentify Key Generation Module, and Edentify Database Server.

2.14 (a) With respect to the development environment, ChoicePoint will provide the Edentify Employees with full access to the Reference Records, Edentify Reference Database, Assessment Server, Edentify Assessment Module, Edentify Key Generation Module, Score and Edentify Database Server including read-write and query capability, either by secure remote access via a VPN, through the physical PC terminals onsite or portable PCs, subject to Section 2.13 above.


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     (b) With respect to the production environment in response to Edentify customer matters or application issues, for the purposes of analysis of results, formation of client reports, and management of the applications (i.e., more specifically the candidate input file, and results information), Edentify Employees shall receive secure read-only access with query capabilities through physical PC terminals onsite, portable PCs and secure remote access via VPN concentrator linked to the Reference Records, Edentify Reference Database, Assessment Server, Edentify Assessment Module, Edentify Key Generation Module, Score and Edentify Database Server, subject to Section 2.13 above and the requirement that Edentify shall not store or save the results of such queries for more than thirty (30) days.

2.15 Edentify Employees shall be subject to and must comply with all applicable ChoicePoint policies, procedures, and other requirements involving the credentialing and background screening requirements of ChoicePoint regarding on-site vendors.

2.16 ChoicePoint shall not use the Input Records or other customer data provided by Edentify pursuant to this SOW or the Agreement for any purpose not specifically permitted hereby, and shall not integrate such information into the ChoicePoint Databases for any purpose.

2.17 Edentify shall provide ChoicePoint with any changes or updates to the Edentify Key Generation Module or Edentify Assessment Module via portable media, and ChoicePoint shall, upon the reasonable request of Edentify, upload such changes or updates pursuant to the instructions provided by Edentify. Upon completion of the upload, ChoicePoint shall destroy or return such portable media to Edentify. To the extent that ChoicePoint or its agents perform such uploading in accordance with the instructions provided by Edentify, ChoicePoint shall have no liability for any errors or other problems that are attributable to such upload process or errors or problems inherent to the Edentify Key Generation Module or Edentify Assessment Module. If Edentify modifies the Edentify Key Generation Module or Edentify Assessment Module such that ChoicePoint is required to reload the Edentify Reference Database, there will be an additional charges following the pricing structure outlined in Section 5.3 regarding Fees, provided however, that Edentify's or any other modifications do not result from errors in the ChoicePoint Data representing deviations from the technical specifications provided by Edentify to ChoicePoint and/or described in Sections 2.1 or 2.2 of this SOW.

2.18 In the event Edentify customer volume materially exceeds operational capacity of the equipment ordered based on Edentify specifications to ChoicePoint and as attached hereto, or as later amended by the parties in writing, Edentify will fund all necessary purchases and upgrades to maintain levels of performance acceptable to Edentify. No breach by ChoicePoint shall occur if Edentify refuses to fund additional hardware required to support increased volume levels. No breach by ChoicePoint shall occur if Edentify refuses to accept the ChoicePoint recommended technical approach for the hardware.

2.19 Notwithstanding any other statement contained herein, Edentify shall not, at any time: (i) retain or store any Edentify Keys derived from the ChoicePoint Databases; (ii) use the Edentify Keys or any data received from ChoicePoint hereunder to create a referential database to the ChoicePoint Databases; or
(iii) use any of the services or data provided by ChoicePoint hereunder to develop a competing product to ChoicePoint's Databases or services. Furthermore, Edentify shall not attempt to derive any ChoicePoint Data from the reverse engineering or other analysis of the Edentify Keys derived from the ChoicePoint Databases.

2.20 Materially new requirements or material changes in requirements will be handled within the current ChoicePoint change/issue management procedures provided separately to Edentify, and may require a separate SOW to be written, approved, and funded by Edentify. Any items


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which impact the work effort will be reviewed by the ongoing Edentify designated point of contact with the ongoing ChoicePoint account manager. If the work effort or time line increases due to new items or issues, ChoicePoint will submit the appropriate SOW for additional charges. No work will proceed on such SOW unless executed by authorized representatives of both parties.

2.21 Edentify shall follow the ChoicePoint defined change management processes for application maintenance and releases which shall be provided to Edentify in writing as soon as practicable after release by ChoicePoint management. Edentify staff shall participate in the change notification process for applicable changes that may impact the ChoicePoint Data Center.

2.22 ChoicePoint shall schedule data extract of defined data sources to avoid any interference with existing ChoicePoint products and solutions that also access the data sources; provided, however, that such scheduling does not materially interfere with Edentify's obligations to its customers. Such data extract updates to the Edentify Reference Database shall take place at least twelve times per calendar year. The Edentify Reference Database shall be backed up prior to such updates.

2.23 Edentify shall prepare and provide training, with ChoicePoint approval, to ChoicePoint assigned technical personnel to support the Assessment Server, Edentify Reference Database, Edentify Assessment Module, and Edentify Key Generation Module. ChoicePoint and Edentify shall implement defined processes for ChoicePoint interaction with Edentify staff providing code updates and all other required maintenance tasks as outlined in the Roles and Responsibilities Matrix in Appendix C.

2.24 Each party shall, on an ongoing basis, (a) timely review and comment in writing on relevant documents and other submissions by a party to the other party and will respond in writing to questions from such party as soon as possible, but in any event within three (3) days of the receipt thereof, (b) provide such party with full access to employees of such party and documentation in that party's possession that are reasonably needed by a party to fulfill its obligations hereunder, (c) reasonably cooperate with and assist that party in its performance of its obligations hereunder, (d) complete acceptance and testing activities as and when necessary, and (e) provide that party with accurate and complete information and instructions that are necessary for that party to perform its obligations hereunder.

3 GENERAL PROVISIONS.

3.1 The permissible use of ChoicePoint's non-FCRA data through Edentify's Products must meet legal requirements for non-FCRA business use by Edentify customers/clients.

3.2 Edentify access to ChoicePoint's Data Center and the ChoicePoint Data (if any) must comply with applicable terms stipulated in ChoicePoint's agreements with its data vendors.

3.3 Edentify will not return any ChoicePoint Data to Edentify's customers/clients.


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3.4 ChoicePoint's Security & Audit teams shall be allowed all necessary review and supervision of the installed infrastructure including Assessment Server(s), Edentify Assessment Module, and Edentify Reference Database. Additionally, ChoicePoint technical staff shall receive reasonably required access upon written request by Edentify to specifically investigate a technical issue.

3.5 ChoicePoint staff shall not be permitted to view or access the Edentify Assessment Module or Edentify Key Generation Module, except as contemplated in Sections 2.1, 2.8 and 3.4 above, and shall not be permitted to view or access Edentify data created from the ChoicePoint Databases. When such access is permitted by Edentify in accordance with the aforementioned sections, the applicable ChoicePoint staff shall be subject to all confidentiality requirements set forth in the Agreement or this SOW and ChoicePoint may be requested by Edentify to ensure that such staff have executed a confidentiality agreement that is sufficient to protect Edentify's rights to the affected intellectual property and proprietary information.

4 LICENSE.

Edentify hereby grants to ChoicePoint, a revocable (only to the extent this SOW is terminable pursuant to the Agreement), world-wide, paid-up, non-transferable, royalty-free restricted license, without the right to sublicense, to use the Edentify Key Generation Module and the Edentify Assessment Module, and any changes or updates thereto, during the Term of this SOW solely for purposes of performing the Services contemplated herein.

5 FEES.

5.1 In consideration for the development and implementation of the Edentify Database Server, Assessment Server(s), and required operating infrastructure, and the initial run of the Edentify Key Generation Service, Edentify shall pay to ChoicePoint a Fee as described below (the "Implementation Fee"). The Implementation Fee shall be the amount of $300,000.00, with $150,000.00 payable upon the execution of the Agreement and this SOW, and the remaining 150,000.00 payable upon the acceptance or production use of the System as provided in
Section 2.4 hereof.

5.2 In addition, during the Term, beginning upon the acceptance or production use of the System as provided in Section 2.4 hereof, Edentify shall pay to ChoicePoint a monthly services fee in the amount of $83,000.00. Such fees shall be billed monthly in advance and payable within thirty-five (35) days of the date of the invoice (and the first months' fee shall be pro-rated). If this SOW is extended as provided in Section 6 hereof, for each one (1) year renewal Term, the monthly services Fee will be five percent (5%) more than the previous year's monthly services Fee unless additional fees are mutually agreed.

5.3 In addition, from time to time, upon request by Edentify for provider services from ChoicePoint to support additional technology hardware which may be installed pursuant to Section 2.18 hereof, ChoicePoint shall directly pass along charges for purchase costs incurred as well as technical resource installation charges on an hourly basis @$125 per hour per resource.

5.4 In the event that Edentify exercises its right to terminate this SOW under
Section 9.10 of the Agreement at any time during the first fourteen (14) months of the monthly service fees for any reason other than a change in ChoicePoint policy or a material uncured breach of the Agreement or this SOW by ChoicePoint, then Edentify shall pay to ChoicePoint a termination fee in the amount of $48,333 for each month remaining during such fourteen-month period for


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which Edentify had not yet paid the monthly service fee. For example, if
Edentify terminates after payment of eight (8) months of monthly service fees, then Edentify would owe ChoicePoint a termination fee in the amount of $289,998 (6 X $48,333). In the event that Edentify exercises its right to terminate this SOW under Section 9.10 of the Agreement at any time as a result of a change in ChoicePoint policy, then Edentify shall not owe a termination fee to ChoicePoint.

6 TERM.

Unless earlier terminated as provided in the Master Agreement, the term of this SOW (the "Term") shall be three (3) years, which shall begin concurrently with the start of the monthly service fees in Section 5.2 above and continue thereafter. The Term shall automatically renew for successive one (1) year renewal Terms unless either Party notifies the other Party in writing that it intends not to renew at least ninety (90) days prior to the expiration of the initial Term or any renewal Term or this SOW is otherwise terminated as provided in the Agreement.

7 COOPERATION WITH SALES EFFORTS.

During the term of this SOW, ChoicePoint shall, upon reasonable request and to the extent commercially reasonable and in compliance with ChoicePoint's security policies and procedures (including security procedures), cooperate with Edentify's sales efforts of Edentify Products, including promptly completing security questionnaires required by certain of Edentify's customers, and (ii) providing copies of ChoicePoint's security procedures to certain of Edentify's customers. Additionally, in ChoicePoint's sole reasonable discretion, on a case by case basis, ChoicePoint may allow certain Edentify customers to conduct a site visit of ChoicePoint's facilities in accordance with ChoicePoint's security policies and procedures; provided, however, that ChoicePoint shall notify Edentify of ChoicePoint's decision regarding whether such site visit shall be permitted as promptly as reasonable in light of the circumstances, but in no event later than one (1) week from the date of request to ChoicePoint.

8 CERTIFICATION OF PERMISSIBLE USE

Edentify shall only use the Edentify Products and information contained therein in connection with its provision of fraud detection consulting services to its customers, and may not sell or otherwise make available the products provided hereunder to any consumer-individual or member of the general public.

ACCEPTANCE OF STATEMENT OF WORK

The signing of this agreement signifies the acceptance of the terms and conditions as specified in this SOW.

ChoicePoint Public Records Inc.         Edentify, Inc.


/s/ Greg Birge                          /s/ Terrence DeFranco
-------------------------------------   ----------------------------------------
(By)                                    (By)


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ChoicePoint Public Records, Inc.        Edentify, Inc.
(Company Name)                          (Company Name)

10/30/06                                10/26/06
(Date)                                  (Date)

Gregory M. Birge                        Terrence DeFranco
(Print or Type Name)                    (Print or Type Name)

V.P., Asst. General Counsel             CEO
(Title)                                 (Title)


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